Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

GAN Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$95,341,811.44	(1)(2)(3)	0.00014760	$14,072.45	(4)
Fees Previously Paid	-			-
Total Transaction Valuation	$95,341,811.44
Total Fees Due for Filing				$14,072.45
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$14,072.45

(1)	The title of each class of securities to which the transaction applies: Ordinary shares, par value $0.01 per share, of GAN Limited (the “ordinary shares”).

(2)	The aggregate number of securities to which the transaction applies: As of December 4, 2023, the maximum number of ordinary shares to which this transaction applies is estimated to be 48,468,779, which consists of: (a) 44,989,747 ordinary shares issued and not held by SEGA SAMMY CREATION INC., a Japanese corporation (“SSC”), or Arc Bermuda Limited, a Bermuda exempted company limited by shares and a wholly-owned subsidiary of SSC (“Merger Sub”), or any direct or indirect wholly-owned subsidiary of SSC, Merger Sub or GAN Limited, or by GAN Limited as a treasury share; (b) 1,288,029 ordinary shares issuable upon the exercise of outstanding share options with exercise prices below $1.97 per share, which is the per share merger consideration payable as described in the proxy statement; (c) 2,173,785 ordinary shares subject to outstanding restricted share units; and (d) 17,218 ordinary shares subject to outstanding restricted share awards.

(3)	The per unit price or other underlying value of the transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the amount on which the filing fee was calculated and how it was determined): Solely for the purpose of calculating the filing fee, as of December 4, 2023, the estimated underlying value of the transaction was calculated as the sum of:

(a)	44,989,747 ordinary shares issued and not held by SSC or Merger Sub, or any direct or indirect wholly-owned subsidiary of SSC, Merger Sub or GAN Limited, or by GAN Limited as a treasury share, multiplied by $1.97;

(b)	1,288,029 ordinary shares underlying outstanding share options with exercise prices below $1.97 per share, multiplied by $1.86 (which is the excess of $1.97 over $0.11, the weighted average exercise price per share of such options);

(c)	2,173,785 ordinary shares subject to outstanding restricted share units, multiplied by $1.97; and

(d)	17,218 ordinary shares subject to outstanding restricted share awards, multiplied by $1.97.

(4)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Proposed Maximum Aggregate Value of Transaction amount set forth in this table by 0.00014760.

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